CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (File No. 333-515) ("Registration Statement") of our report dated March 14, 2001, relating to the financial statements and financial highlights appearing in the January 31, 2001, Annual Report of Putnam International Fund 2000 and Putnam Mid Cap Fund 2000, each a series of Putnam Funds Trust, respectively, and our report dated March 13, 2001 relating to the financial statements and financial highlights appearing in the January 31, 2001, Annual Report of Putnam Technology Fund, a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 24, 2001